Exhibit 14.2

  BDO Trevisan
Consent of Independent Registered Public Accounting Firm
To the Board of Directors of
Companhia Vale do Rio Doce (“CVRD”)
We hereby consent to the incorporation by reference in the registration statement filed by Vale Overseas Limited and Companhia Vale do Rio Doce on Form F-3 (File Nos 3-110867; 333-110867-01) of our report dated January 21, 2004 relating to the Financial Statements of ALBRAS—Aluminio Brasileiro S.A. for the year ended December 31, 2003, which appears in the Annual Report of CVRD and Vale Overseas for the year ended December 31st, 2005.
Rio de Janeiro, Brazil
May 25, 2006
/s/ BDO Trevisan Auditores Independentes
BDO TREVISAN AUDITORES
INDEPENDENTES